Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Emerson Electric Co.:

We consent to the incorporation by reference in the Registration Statement Nos. 333-206096, 333-173933, 333-221671, 333-154362, 333-154361, 333-152917, 333-152916 and 333-90240 on Form S-8 and Registration Statement Nos. 333-221668, 333-110546, 333-52658, 333-84673 and 333-66865 on Form S-3 of Emerson Electric Co. of our report dated November 19, 2018, with respect to the consolidated balance sheets of Emerson Electric Co. as of September 30, 2018 and 2017, and the related consolidated statements of earnings, comprehensive income, equity, and cash flows for each of the years in the three-year period ended September 30, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of September 30, 2018, which report appears in the September 30, 2018 annual report on Form 10-K of Emerson Electric Co.

In our report dated November 19, 2018, our opinion on the effectiveness of internal control over financial reporting as of September 30, 2018 contains an explanatory paragraph that states “the Company acquired the tools and test equipment business and Aventics during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2018, the tools and test equipment business' and Aventics' internal control over financial reporting associated with total assets and revenues of 9 percent and 1 percent, respectively, included in the consolidated financial statements of the Company as of and for the year ended September 30, 2018.” Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the tools and test equipment business and Aventics.

/s/ KPMG LLP

St. Louis, Missouri
November 19, 2018